Exhibit 99.2

CONCURRENT TRANSACTIONS

      In November 2003, we entered into a definitive agreement, which we have amended, to acquire Florida Recycling Services Inc. We expect to finance the acquisition, repay our existing credit facilities and pay related fees and expenses with the proceeds from an offering of senior subordinated notes, borrowings under our new senior secured credit facilities and the private placement of common shares of Capital Environmental and warrants to purchase common shares of Capital Environmental to certain investors, all of which we refer to as the concurrent transactions. Immediately following the concurrent transactions, Florida Recycling will be a direct, wholly owned subsidiary of Waste Services.

Equity Placement

      We intend to raise at least $40.0 million, after deducting expenses of approximately $2.5 million, from the sale of common shares of Capital Environmental and warrants to purchase common shares of Capital Environmental in private placement transactions to certain investors.

New Senior Secured Credit Facilities

      In connection with the closing of this offering and in addition to the senior subordinated notes offering, we expect to repay our existing credit facilities and enter into the new senior secured credit facilities with a syndicate of lenders. The new senior secured credit facilities will consist of a five-year revolving credit facility in the amount of $60.0 million (a portion of which will be available to Capital Environmental in Canadian dollars) and a seven-year term loan facility in the amount of $100.0 million.

      The new senior secured credit facilities will be secured by substantially all of our assets and the assets of our U.S. restricted subsidiaries as well as shares of capital stock of our U.S. restricted subsidiaries held by us. Prior to the migration transaction, the new senior secured credit facilities will be guaranteed by Capital Environmental and its Canadian subsidiaries and secured by substantially all of their assets (including shares of capital stock of Waste Services). After the completion of our migration transaction, Capital Environmental and its Canadian subsidiaries will no longer guarantee or pledge all of their assets, but 65% of the common shares of our first tier non-U.S. subsidiaries will be pledged to secure our obligations under the new senior secured credit facilities. The terms, conditions and covenants of the new senior secured credit facilities are subject to the negotiation, execution and delivery of definitive documentation.